Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 25, 2009, relating to the consolidated financial statements of Avanir Pharmaceuticals, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Avanir Pharmaceuticals, Inc. for the year ended September 30, 2009.
/s/ KMJ Corbin & Company LLP
Costa Mesa, California
April 14, 2010